Exhibit 99.2

Shenandoah Telecommunications Company
President’s Report
Annual Meeting of Shareholders, April 22, 2014

[Slide 1]

Before we get into our presentations and a review of our financial results, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 2]  The first slide discloses that our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  The second slide [Slide 3] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

 [Slide 4]

2013 was an outstanding year for Shenandoah Telecommunications.  We achieved excellent financial and operational results; we continued to successfully execute our long-term strategic objectives; and I’m sure you noticed our stock price continued to climb and reached new heights.

Let me recap a few of our highlights for 2013.  We had record financial results, [Slide 5] starting with revenues reaching $308.9 million, an increase of $20.9 million or about seven percent more than the prior year.  Operating expenses only increased $118 thousand, leading to a sixty percent jump in operating income to $55.4 million. Net income for the year was $29.6 million, an increase of more than eighty-one percent.  Earnings per share were $1.23, an increase of fifty-five cents from 2012.  As a result of our strong financial performance in 2013, the Board of Directors increased the cash dividend to thirty-six cents per share, an increase of three cents or 9.1%.

Our great financial results reflect the benefits from completion of our two major, multi-year network upgrade projects; and, our continued focus on improving our customers’ experience.

In our Wireless segment [Slide 6], this past November we announced the completion of our 4G LTE network upgrade. This two-year project, called Network Vision, mirrored Sprint's national network plans.  It involved the replacement of all network equipment and antennas at all of our cell sites.  The $115 million project was the largest capital investment in our company’s 112-year history, and it was completed on time and on budget.  We now have the largest and most advanced 4G LTE and enhanced 3G network in our wireless service area.

Our newly upgraded network has greatly improved the service we offer.  It gives our wireless customers the benefit of better coverage in more places, stronger indoor signals, and faster download and streaming speeds.  Customers are experiencing fewer data interruptions, fewer dropped calls, and enhanced crystal-clear voice quality.  We’re seeing evidence that these improvements are being noticed, as new customers signed up for our post-paid wireless service in record numbers during the fourth quarter of 2013, giving us our best ever quarterly increase.

On the Cable side of our business [Slide 7], we completed the upgrades to the systems which were neglected before we acquired them in 2008 and 2010.  With these upgrades, we are now able to offer improved video services, high-speed data and voice services to these markets, greatly strengthening our cable offering.  These systems are now capable of offering data speeds of 50 megabits per second to more than 87% of the homes passed by our networks, and we have plans to offer 100 megabit service in 2014.

Our cable segment Revenue Generating Units, or "RGUs", increased by about 5,400 last year, an increase of 4.7% over the year-end 2012 total.  Consistent with cable industry trends, we experienced a slight decrease in basic video RGUs, but this was offset by solid increases in digital video, high-speed Internet and voice services.  We ended the year with a total of approximately 120,300 RGUs in our cable segment.  We knew it would take time to start benefiting from our efforts in cable, and it is good to see those efforts now starting to produce improved results.

In addition to making the investments needed to improve our cable service, we have also focused on increasing market awareness of our improved services, and on growing our brand recognition in these markets.  I am pleased that we are seeing good results in this area.  [Slide 8] Each year we perform market research to determine our “Net Promoter Score”, which is a measure of how likely it is that a customer will recommend Shentel.  When this research was first performed in 2011, our results were poor, which was expected given we had just started to make the necessary improvements.  Through the hard work of our employees and managers, we significantly improved our 2013 score, achieving gains that the research firm deemed “remarkable.”  This has once again reinforced our long-held belief that getting the service right is the critical foundation on which to build our businesses.  It is not easy to win customer loyalty, and it’s even harder to retain that loyalty long-term; but, our focus on providing good service has always been one of the keys to our success.

Our third business segment is our Wireline segment, which contains our traditional local telephone service, and our expanding regional fiber network.  While still a very major contributor to our overall organization’s results, our local phone business is continuing to see a slow decline in its traditional sources of revenue. [Slide 9] Access revenues, which help keep local service rates low, are declining for the local exchange business.  This is consistent with trends for local exchange companies throughout the country, and occurs both from changes to the regulatory environment and changing habits for how consumers use telecommunication services.  Federal and state rules dictate how local exchange companies get paid when their networks are used by long-distance, wireless, and other competitive local providers.  Those rules are continuing to shift focus away from the historical support for universal service, which ensured adequate revenues were available to address the higher costs of serving rural markets.  At the same time, consumers are increasingly looking to alternative service providers for their local telecommunication needs.  [Slide 10] Late last year the Census Bureau reported that one-third of U.S. households no longer had a land-line phone, but cellphone ownership had reached 89%.

We have generally been able to offset the decline in telephone service revenues with revenues from use of our regional fiber optic network.  This network is a very significant asset for our company.  [Slide 11] We currently have a nearly 4,000 route-mile network throughout Virginia, West Virginia and Maryland.  We connect to Internet exchange points in Ashburn, Virginia and Atlanta, Georgia, giving our customers diverse and redundant access to two of the largest Internet exchange points in the country.  We were one of the first regional fiber providers to launch 100 Gig service, which lets us transport our customers’ data at speeds of 100 gigabits per second, and gives us the capacity to support the continuing growth in total data traffic.

Our fiber network is also used to provide strategic data services to wholesale and business customers throughout our service territory, with a focus on serving major institutions that need high-capacity data connections such as schools and hospitals.  Another area of focus is extending our fiber network to wireless tower sites.  We now have fiber connections to a total of 152 tower locations, including 121 of our own towers, with the majority of these having been completed in the past three years.  Increasing the number of fiber-connected tower locations is one of our priorities for 2014.

While we are doing well, we, and our industries, still face major challenges.  As I mentioned last year, one of our biggest challenges is the exploding cost of video programming and content.  This continues to be a major problem, and unfortunately prospects still are not very good for it to get better anytime soon.
Content costs continue to increase at a much greater rate than inflation.  Content owners continue to have undue bargaining power due to their concentrated market power.  Content owners are continuing to demand not only large rate increases, but forcing us to include and pay for many of their other channels.  Most of these other channels have little or no value to our customers, but we’re forced to take them, and to pay for them, just to be able to obtain the more popular channels.

We, and our customers, are left with two equally undesirable choices.  We can ultimately cave in to the unreasonable cost increases, or we can drop the group of channels that become too expensive.  As an example, we recently concluded negotiations with Viacom.  Viacom owns dozens of programming channels, [Slide 12] such as Nickelodeon, MTV, Comedy Central, and TVLand - programs we carry along with fifteen of their other ones.  We negotiated through a cooperative of hundreds of small cable operators like Shentel, which collectively represented over five million video customers.  Despite that large group of customers, the best our cooperative could do was a deal that increased programming costs by more than 100% over the term of the contract, with a significant part of that in the first year.

There is a better way, but cable network providers like Shentel cannot unilaterally change to it.  As we’ve said before, we would much prefer a regulatory system which allows customers to pick and choose which channels they want and are willing to pay for.  The programmers and content owners resist this approach, as it would take away their power to extract payments for content that isn’t in high demand.  Unfortunately, until the rules change, we will likely see continued large increases in programming costs, resulting in higher bills to customers who want video programming.   It will take new legislation from Congress to fix this broken system.

Another major concern facing our industry is the regulatory uncertainty caused by lag in updating the old and arcane legacy rules from the monopoly days for local telephone service.  Decades ago it made sense for the regulatory rules to limit the power of providers who were given the right to be the sole provider of telecommunications service to a specific geographic area.  With changes in technology, and the growth of alternative service providers, those days no longer exist.  [Slide 13] Think about the options you have for any of the services our company offers here in Shenandoah County:  For wireless services you have multiple wireless providers.  For video you have two satellite based providers and a growing selection of online content.  For data services you have both satellite and wireless data services.  For plain old voice service you have both wireless and internet based voice alternatives.  Even though you have all these choices, our local telephone company is still saddled with restrictions on how we can price our services,  what changes we can make, or even whether we can adequately recover our costs of providing service to uneconomical areas. Those old rules made some sense when there was such thing as a single provider, but they clearly don’t make sense in today’s world with multiple services choices and multiple providers that can meet customer needs.

To help address these challenges, we are taking a more active role in industry associations that are advocating for our benefit.  [Slide 14] Members of our management team serve on the boards and key committees of various state and national associations.  This involvement has given us many opportunities to work with other industry participants to help address the many challenges we face.  A good example was Earle MacKenzie’s testimony last September at a House of Representatives Committee hearing regarding satellite television laws and their impact on our service to our rural customers.  Earle did a great job representing both Shentel and the American Cable Association where he currently serves as a board member.

Despite the challenges we face, I remain optimistic about our future.  While some issues are problems for parts of our business, they present opportunities for others.  This is one of the key reasons it has been so critical for us to diversify into other services, and not remain totally reliant on the old regulated services of the past.  We may be slowly losing access lines in the local phone business, but we have replaced those losses many times over with growth in our wireless and cable segments.  Customer need for more broadband and greater speeds is increasing demand for our cable, wireless and fiber services, letting us not only replace the lost revenue and profits, but also achieve record levels of both.

Our accomplishments and successes are a result of a lot of hard work and focus by our employees and management team as we continue to execute our strategy.  To help continue growing all of our business segments, [Slide 15] last year we realigned our management structure to provide more focus on each business, and to push additional functions and decision-making closer to customers. Our new structure is primarily organized around our Wireless, Cable and Wireline businesses, but we still have functional areas such as Accounting and Finance, Information Technology, and Human Resources, which support all three lines of business.

With the realignment, Tom Whitaker was named Vice President - Cable, with responsibility for cable marketing, sales, and operations.  Ed McKay was named Vice President – Wireline & Engineering, with responsibility for wireline sales, marketing and operations while retaining his company-wide engineering and planning responsibilities.  Willy Pirtle was named Vice President – Wireless, and has responsibility for wireless marketing, sales, network operations, site acquisition, and tower leasing.  All three are well experienced in telecommunications, and play a key role in our ongoing success.

In addition to working hard to improve our performance, we focus a lot of effort ensuring our financial reporting and disclosures provide a clear and accurate picture of our results.  [Slide 16] This effort was recently recognized by our selection for Forbes' List of 100 Most Trustworthy Companies in America.  This is our second consecutive year on the list, and recognizes our commitment to provide reliable information to investors, and to responsibly manage our business.

A very visible result of our improving financial performance can be seen in our higher stock price.  [Slide 17] We had a good increase in 2012, and followed that by reaching new record highs in 2013, closing the year at $25.67. As you can see from the chart, from the beginning of 2012 through the end of 2013, our stock has gone from $10.48 to $25.67, a multiple of almost two and a half times. During last year, it also exceeded its previous all-time high which was reached right before the beginning of the 2008 recession.  The price continued to climb in the first quarter of this year, exceeding thirty-three dollars before settling back a bit in the last few weeks.

We are very pleased with our results, and with the momentum we’ve created.  We have emerged from the recession a much stronger company.  We continue to place a priority on providing good service and meeting our customer needs.  And we are increasing the long-term value of your investment.

I'll now ask Earle [Slide 18] to review our operational results, and then Adele will recap our financial results for 2013.

Chief Operating Officer’s Report
Annual Meeting of Shareholders, April 22, 2014

Good Morning.

I want to launch off all of the positive news that Chris has shared and provide you some details of our operations.

My first slide (Slide 19) shows the growth in postpaid wireless customers over the past three years.  The number in the orange is the number of customers we had at the beginning of the year and the number in the blue is the number of net customers we added during the year, with the year-end customers above the bar.

We added 10,800 net customers in 2013, which was during the most disruptive time of replacing our wireless network, ending 2013 with nearly 274 thousand postpaid customers.   Our employees did a great job keeping existing customers happy and adding new customers.  As Chris mentioned, we had our best fourth quarter ever, with  gaining over 55% of all 2013 net adds in the last three months of the year.

Not only have we been adding customers every quarter since 1999, (Slide 20) we are collecting more average revenue from each one.  Our average postpaid customer was paying us $59.44 in the fourth quarter of 2011.  Average billed revenue grew by $5.03 to $64.47 in the fourth quarter of 2013.  You see that the increase was entirely due to the increase in data usage as user shift their usage from voice to data.

You see that we have had (Slide 21) even greater growth over the past three years in our prepaid customer base.  The bars show the same data as the previous postpaid slide.  We added 8,900 net customers in 2013 to end the year with 137 thousand prepaid customers and a total of over 410 thousand wireless users.  The lower net adds in 2013 was the result of the reduction of the pent up demand that we have experienced in previous years and Sprint auditing and eliminating thousands of duplicate users of the government subsidized program for low income citizens known as Assurance.

Adding higher revenue Boost customers and reducing the number of the lower revenue Assurance customers (Slide 22) had the impact of increasing the average prepaid billed revenue.  The average for the 4th quarter of 2013 was $27.23, an increase of $4.90 from the fourth quarter of 2011.

My next slide (Slide 23) is one that we have shown you before, where we compare our wireless results with others in the industry.  As in the past, we compare very favorably with all other carriers.  We have current growth better than Verizon and AT&T and our overall results compare favorably with the other public wireless companies.

Moving to Cable (Slide 24), our cable results continue to improve.  We added over 5 thousand new services, ending the year with over 120 thousand Revenue Generating Units.  The bar on the right breaks them down into voice, Internet and video services for 2013.   We continue the robust trend of double digit growth in both voice and Internet and have seen a slowing in the loss of video customers.  We spent significant effort in 2013 on getting existing customers to take additional services and for new customers to take multiple services.  The huge increases in programming costs, that Chris mentioned earlier, have required us to pass on large price increases to our customers.  As a result we have lost primarily video only customers.

The results of our strategy to sell more than one service to a customer (Slide 25) can be seen on this slide.  You see that the average monthly revenue we are billing per customer has increased over $12 from $74.22 in the fourth quarter of 2011 to $86.52 in the fourth quarter of 2013.

The next slide (Slide 26) shows our penetration rates compared to the cable industry.  The Industry Averages are dominated by the very large operators like Comcast, Time Warner, Cox and Charter that operate primarily in densely populated metro areas.    Although we have made significant progress especially in the Voice and Internet, we still have quite a ways to go to catch up.  On the other hand, if you compare us to the average penetration of cable companies of similar size, which we refer to as the Peer Group, you see that we are in line and in voice are actually ahead.

We are very optimistic about the growth opportunities of Internet and voice.  We believe that we can meet and exceed the Industry average for data and come much closer to the voice penetration.  Due to the changes that are happening in the video part of the cable business, we have set our goal on minimizing our video losses and selling video as a complementary service to our data service.

Moving to the wireline segment (Slide 27), we continue to see strong cashflow from our regulated telephone business.  We are continuing to see a loss of access lines, but as we have shared before, we are doing significantly better than other telephone operators.   Our DSL penetration in the county continues to grow, but at a much slower pace than in previous years.

The growth engine in the wireline segment (Slide 28) is selling capacity and internet access to schools, hospitals and businesses along our 4000 miles of fiber.  We have been able to sell new fiber contracts that have offset the loss we have experienced in our regulated telephone business.  We had a record fiber sales year in 2013, selling almost $19 million of new contracts.

My final (Slide 29) shows the capital investments we made for 2012 and 2013 along with our planned expenditures for 2014.  The $214 million we spent in 2012 and 2013 were primarily driven by our $115M upgrade of our wireless network and completing the upgrades of our cable networks.  The drop to $74 million in 2014 represents a more normalized level of capital expenditures, with dollars being spent to stay competitive by maintaining our networks, adding capacity in our cable and wireless networks and expanding our fiber network.  The sizable increase in the wireline segment is for building additional fiber network to generate additional new revenues and to eliminate operating expenses paid to third parties.

I will now turn the podium over to Adele to discuss our financial results. (Slide 30)

Chief Financial Officer’s Report
Annual Meeting of Shareholders, April 22, 2014

[Slide 30] Thank you, Earle.  This morning I’ll be reviewing Shentel’s financial results, focusing on 2013, but also touching on our longer term performance.

Chris gave you the highlights of our outstanding 2013 financial performance.  I’ll walk you through the components of our income statement to highlight the drivers of our banner year.

This slide [Slide 31] shows the growth in our consolidated revenues. In 2013, revenues grew over 7% and, over the past five years, revenues have grown by more than 90%.

This slide [Slide 32] shows how the three segments of our business have contributed to that growth.

In orange, you see that the wireline segment’s revenues have remained relatively constant over this period of time.  While the total hasn’t changed much, the source of the revenues in our wireline business have shifted significantly.  During this time period, we have lost over 8% of our telephone customers, and over 10% of our long distance customers.  In fact between 2012 and 2013,  the access fees paid primarily by other long distance carriers to our Telephone Company to handle their calls dropped by over $880 thousand.  Only half of these losses have been offset by rate increases in the Telephone company.  The remainder has been offset by the sale of high capacity fiber connections to businesses as Earle mentioned earlier.  As a result, the Wireline revenues have remained flat while revenues from the other two areas have grown, and the Wireline business has gone from generating 21% to just 12% of our revenues.

The blue bars show the wireless segment’s revenues.  This segment generated 63% of Shentel’s revenues in 2013.  This segment benefited from a 23% increase in the number of postpaid customers during this time.  Driven by the growth in data usage of these customers, as Earle reviewed earlier, the average monthly revenue from these postpaid customers has grown by over 17%.  Our investment in the fourth generation wireless technology gives us a solid network to support continued growth in this segment.

In addition, the prepaid customer base we acquired from Sprint in mid-2010 grew 175% by December 31st 2013.  Revenues from prepaid customers now comprise one fifth of our Wireless service revenues.  Clearly, the decision to offer the prepaid wireless service under the Virgin Mobile, Boost and Assurance brands has substantially accelerated the growth in Wireless revenues since 2010.

The cable segment’s revenues are shown in the yellow bars.  In December 2008, we acquired cable operations from Rapid Communications, tripling the annual revenues from the cable segment.  The annual revenues from this segment tripled again in the third quarter of 2010 when we acquired cable operations from JetBroadband.  The cable business has grown from the nearly 25 thousand revenue generating units we had in 2009 to over 120 thousand in 2013.  As a result, this segment generated 26% of Shentel’s revenues in 2013.

[Slide 33] Our total operating expenses did not change much between 2012 and 2013.  However, there was a substantial shift in the components of the operating expenses between 2012 and 2013.  The 2012 expenses included two unusual events shown on this chart that were not repeated in 2013.

  We discussed both of the unusual 2012 items last year, but I’ll review them briefly with you.  First, we concluded our conversations with Sprint regarding the economics of the prepaid program in late 2012.  As a result, in the fourth quarter of 2012 we recognized a favorable settlement of $11.8 million.  $6.1 million of this adjustment related to activity in 2010 and 2011.  This item was a reduction of 2012 costs shown in the yellow block.  Although the entire adjustment was recorded in 2012, this settlement reflected a reduction of the costs charged by Sprint since the inception of the program.

Second, going in the opposite direction was a non-cash goodwill impairment charge of $11.0 million in the cable segment which was also recorded in the fourth quarter of 2012.  We test the valuation of our cable segment goodwill at least annually, and current factors such as weak economic conditions, our underperformance relative to industry operating margins and penetration levels, and continued capital spending had a negative impact on the valuation of our cable segment goodwill in 2012.  Without including this impairment charge in 2012 expenses, the net income of the cable segment improved by $4 million in 2013.  The extraordinary increases in the cost of cable video content Chris described are making it tougher achieve improvements as fast as we’d like, but we continue to move in the right direction.

As you can see here [Slide 34], even without these two items, operating expenses only increased 2.6% in 2013.  Many of our costs increase in direct relationship to the number of customers we serve.  When you consider this and the increase in the number of subscribers Earle highlighted in his presentation the 2.6% increase in cost indicates that we became more efficient at delivering services in 2013.

Our continued profitability and our long-term growth in earnings [Slide 35] supported a dividend of $.36 per share in 2013.  Over the period shown, the dividend has been increased at a compound annual rate of nearly 11%.  Your company has continually paid a dividend every year since the first dividend was paid in 1960.  With the completion of the 4G upgrade to our wireless network, we expect reduced capital spending in 2014.  Some of the additional cash flow the company generates as a result will be directed to the repayment of our $230 million outstanding debt which begins in the fourth quarter.  The company will also be paying more in taxes in 2014, since Congress did not extend some of the tax incentives we enjoyed in recent years into 2014.  Despite this, we expect to have the resources to continue our tradition of reliably paying and hopefully increasing dividends in the years to come.

I’ll now turn the podium back to Chris.  Thank you.

[Slide 36]